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                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                                 CINEMARK, INC.

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of March 12, 2004, among Cinemark, Inc., a Delaware corporation (the "COMPANY"), the Persons listed on the Schedule of Purchasers attached hereto (collectively referred to herein as the "PURCHASERS" and individually as a "PURCHASER"). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 6 hereof.

         The parties hereto agree as follows:

         Section 1. Authorization and Closing.

                  (a) Authorization of the Securities. The Company shall authorize the issuance to the Purchasers shares of its Class A Common Stock, par value $.01 per share (the "CLASS A COMMON STOCK").

                  (b) Purchase of Securities. At the Closing (as defined in
Section 1(c) below), the Company shall sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from the Company the number of shares of Class A Common Stock set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto at a price per share equal to the Merger Consideration (as such term is defined in the Merger Agreement).

                  (c) The Closing. The closing of the separate purchases and sales hereunder (the "CLOSING") shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP in Dallas, Texas, contemporaneously with the closing of the merger (the "MERGER") under the Agreement and Plan of Merger, dated as of the date hereof, between the Company and Popcorn Merger Corp. (the "MERGER AGREEMENT"). At the Closing, the Company shall deliver to each Purchaser stock certificates evidencing the Class A Common Stock to be purchased by such Purchaser, each registered in such Purchaser's or its nominee's name, upon payment of the purchase price thereof by wire transfer of immediately available funds to such account as designated by the Company prior to the Closing, in the amount set forth opposite such Purchaser's name on the Schedule of Purchasers.

                  (d) Closing Fee. At the Closing, the Company shall pay Madison Dearborn Capital Partners IV, L.P. ("MDCP") a closing fee in the amount of $12,500,000 by wire transfer of immediately available funds to a bank account designated by MDCP to the Company.

         Section 2. Conditions of Each Purchaser's Obligation at the Closing. The obligation of each Purchaser to purchase and pay for the Class A Common Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

                  (a) Representations and Warranties; Covenants. The representations and warranties contained in Section 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

                  (b) Merger Agreement. The Merger Agreement shall be in full force and effect as of the Closing, and the closing contemplated by the Merger Agreement shall have been completed simultaneously in accordance with the terms of the Merger Agreement.

                  (c) Closing Documents. The Company shall have delivered to each Purchaser all of the following documents:

                           (i) an Officer's Certificate, dated the date of the Closing, stating that the conditions specified in Section 1 and Sections 2(a) and 2(b), inclusive, have been fully satisfied;

                           (ii) certified copies of the resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement, the Merger Agreement and the other agreements contemplated in connection therewith (collectively, the "TRANSACTION DOCUMENTS"), the issuance and sale of the Class A Common Stock, and the consummation of the transactions contemplated by this Agreement; and

                           (iii) certified copies of the Company's Certificate of Incorporation and Bylaws, each as in effect at the Closing.

                  (d) Waiver. Any condition specified in this Section 2 may be waived if consented to by each Purchaser.

         Section 3. Transfer of Restricted Securities.

                  (a) Restricted Securities are transferable only pursuant to
(i) public offerings registered under the Securities Act, (ii) Rule 144 of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available, (iii) the applicable terms and conditions of the Stockholders Agreement, and (iv) subject to the conditions specified below, any other legally available means of transfer.

                  (b) In connection with the transfer of any Restricted Securities (other than a transfer described in Section 4(a)(i) or (ii) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 7(f). If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee



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has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 3 and Section 7(f).

         Section 4. Representations and Warranties of the Company. As a material inducement to the Purchasers to enter into this Agreement and acquire shares of Class A Common Stock hereunder, the Company hereby represents and warrants that:

                  (a) Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

                  (b) Capital Stock and Related Matters. As of the Closing after giving effect to the Merger, the authorized capital stock of the Company shall consist of 40,000,000 shares of Class A Common Stock, of which approximately 27,720,000 shares shall be issued and outstanding, and approximately 3,080,000 shares shall be reserved for issuance upon exercise of stock options under the stock option plan to be authorized by the Board. As of the Closing, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, except for the employee stock options to be granted pursuant to the terms of the Executive Employment Agreements and the Brazilian Put Agreements. As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. As of the Closing, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable.

                  (c) Authorization; No Breach. The execution, delivery and performance of the Transaction Documents to which the Company is a party have been duly authorized by the Company. Each of the Transaction Documents to which the Company is a party constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of each of the Transaction Documents to which the Company is a party, the offering, sale and issuance of the Class A Common Stock hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not (i) conflict with or result in a material breach or violation of, or (ii) require any material authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, any material law, statute, rule or regulation to which the Company is subject or any material agreement, instrument, order, judgment or decree to which the Company is subject, except as disclosed in the Merger Agreement.

         Section 5. Effective Date. This Agreement shall become effective automatically without any further actions by any of the parties hereto simultaneously with the closing of the Merger under the Merger Agreement. However, prior thereto, this Agreement shall terminate




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and become null and void automatically without further actions by any of the parties hereto immediately upon the termination of the Merger Agreement pursuant to its terms.

         Section 6. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "AFFILIATE" means any Person which directly or indirectly controls, is controlled by or is under common control with another Person and Persons which have received distributions of securities from a partnership holding such securities or in the case of any Investor that is a trust, any beneficiary trust for the benefit of the beneficiary or successor trust.

                  "BOARD" means the Company's board of directors.

                  "CLASS A COMMON STOCK" has the meaning set forth in Section 1(a).

                  "CLOSING" has the meaning set forth in Section 1(c).

                  "EXECUTIVE EMPLOYMENT AGREEMENTS" means each of the Employment Agreements, dated as of the date hereof, between the Company and each of Alan Stock, Robert Copple, Timothy Warner and Michael Cavalier.

                  "MDCP" has the meaning set forth in Section 1(d).

                  "MERGER" has the meaning set forth in Section 1(c).

                  "MERGER AGREEMENT" has the meaning set forth in Section 1(c).

                  "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  "RESTRICTED SECURITIES" means (i) the Class A Common Stock issued hereunder and (ii) any securities issued with respect to the Class A Common Stock referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (i) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (ii) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 9(f) have been delivered by the Company in accordance with Section 4(b). Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, at the Company's expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 9(f).



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

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

                  "SECURITIES AND EXCHANGE COMMISSION" includes any governmental body or agency succeeding to the functions thereof.

                  "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement dated as of the date hereof among the Company, the Purchasers and other stockholders of the Company, as amended from time to time in accordance with its terms.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, joint stock company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, joint stock company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, joint stock company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, joint stock company, association or other business entity.

                  "TRANSACTION DOCUMENTS" has the meaning set forth in Section 2(c)(ii).

         Section 7. Investment Representations. As a material inducement to cause the Company to enter into this Agreement and to issue the Class A Common Stock to the Purchasers hereunder, each Purchaser for solely himself, herself or itself and not jointly and severally, hereby represents and warrants to the Company as follows:

                  (a) Illiquidity of Shares. Such Person understands that (i) the offering and sale of the Class A Common Stock is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D of the Securities Act and (ii) there is no existing public or other market for the Class A Common Stock and there can be no assurance that such Person shall be able to sell or dispose of the Class A Common Stock.

                  (b) Investment Intent. The Restricted Securities to be acquired by such Person pursuant to this Agreement is being acquired for such Person's own account with the present intention of holding the Class A Common Stock for purposes of investment, and that such Person has no intention of selling the Class A Common Stock in a public distribution in




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

violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent such Person and subsequent holders of Restricted Securities from transferring the Restricted Securities in compliance with Section 4.

                  (c) Investor Sophistication. Such Person has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his, her, or its investment in the Class A Common Stock and is capable of bearing the economic risks of such investment for an indefinite period, including a complete loss of its investment in the Class A Common Stock.

                  (d) Access to Information. Such Person has had the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Class A Common Stock, this Agreement and all other agreements contemplated hereby. Such Person further acknowledges that the Company has made available to such Person or his, her, or its agents all documents and information relating to an investment in the Class A Common Stock requested by or on behalf of such Person.

                  (e) Accredited Investor Status. Such Person is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act.

                  (f) Required Legend. Each certificate for Restricted Securities shall be imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON MARCH __ 2004, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCK PURCHASE AGREEMENT, DATED AS OF MARCH __, 2004, BETWEEN THE ISSUER (THE "COMPANY") AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

                  (g) Equity Financing. Madison Dearborn Capital Partners IV, L.P. ("MDCP") has sufficient equity financing to fund the purchase of securities contemplated herein on the terms and conditions contemplated by this Agreement and to consummate the transactions contemplated hereby.

         Section 8. Miscellaneous.

                  (a) Expenses. The Company agrees to pay, and hold MDCP and its Affiliates harmless against liability for the payment of, its reasonable fees and expenses incurred in connection with the negotiation and execution of this Agreement and the Merger Agreement and the consummation of the transactions contemplated by this Agreement and the Merger




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Agreement (including, without limitation, the fees and expenses of Kirkland &
Ellis LLP, Baker & McKenzie, Ernst & Young LLP and Allen & Company LLC and the costs and expenses of forming Popcorn Merger Corp.), which shall be payable at the Closing.

                  (b) Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of a majority of the Class A Common Stock issued hereunder.

                  (c) Successors and Assigns. Except as otherwise expressly provided herein and except for transfers in violation of the terms and conditions of the Stockholders Agreement, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not. Notwithstanding anything to the contrary contained herein, prior to the Closing, MDCP may assign its rights hereunder to purchase shares of Class A Common Stock to any of its Affiliates or other co-investors (other than motion picture exhibitors or their Affiliates) so long as MDCP and its Affiliates acquire shares of Class A Common Stock hereunder with an aggregate purchase price of at least $350 million, and any such assignee of MDCP shall execute and deliver a counterpart of this Agreement and be bound hereby as a Purchaser hereunder and obtain the rights of a Purchaser hereunder.

                  (d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (e) Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, anyone of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                  (g) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.



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                  (h) Governing Law. All issues and questions concerning the construction, validity, interpretation, and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (i) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

                  (j) Notices. All notices, demands or other communications to be given or delivered under or by reason of this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (with hard copy to follow via regular mail), or mailed certified or registered mail (return receipt requested and postage prepaid) or sent to the recipient by reputable overnight courier service (charges prepaid). Notices shall be deemed to have been given hereunder when delivered personally, the day sent by telecopy, five business days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. Such notices, demands, and other communications shall be sent to each Purchaser at the address indicated on the Schedule of Purchasers and to the Company at the address indicated below:

                  Cinemark, Inc.
                  3900 Dallas Parkway, Suite 500
                  Plano, Texas  75093
                  Attention:  Michael D. Cavalier
                  Fax: (972) 665-1004

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

                                    * * * * *

                            [SIGNATURE PAGE FOLLOWS]






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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first written above.

                                      CINEMARK, INC.


                                      By:   /s/ Lee Roy Mitchell
                                            ------------------------------------
                                      Its:  Chief Executive Officer


                                      MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

                                      By:   Madison Dearborn Partners IV, L.P.
                                      Its:  General Partner

                                      By:   Madison Dearborn Partners, LLC.
                                      Its:  General Partner


                                      By: /s/ Benjamin Chereskin
                                          --------------------------------------
                                      Its:  Managing Director




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                             SCHEDULE OF PURCHASERS

Madison Dearborn Capital Partners IV, L.P.                Total Shares of Class A Common Stock Purchased
Three First National Plaza
70 West Madison Street, Suite 3800                        A number of shares equal to $518,245,013 divided by the
Chicago, IL  60602                                        Merger Consideration
Attention:  Benjamin D. Chereskin